Exhibit 99.2(q)


            THE TOPIARY FUND FOR BENEFIT PLAN INVESTORS (BPI) LLC
            -----------------------------------------------------

                              PURCHASE AGREEMENT

          Purchase Agreement dated [o], 2004 between The Topiary Fund for Benefit Plan Investors (BPI) LLC, a limited liability company organized under the laws of the State of Delaware (the "Fund") and [o], a [corporation organized under the laws of the State of Delaware] ("[o]";

          WHEREAS, the Fund is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

          WHEREAS, the Fund proposes to issue and sell limited liability company interests in the Fund ("Interests") in private placements exempt from registration under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form N-2 filed with the Securities and Exchange Commission; and

          NOW, THEREFORE, the Fund and [o] agree as follows:

     1. The Fund offers to sell to [o], and [o] agrees to purchase from the Fund Interests for an aggregate price of $[o] million on [o], 2003.

     2. [o] represents and warrants to the Fund that [o] is acquiring the Interests for investment purposes only and not with a view toward resale or further distribution.

     3. [o]'s right under this Purchase Agreement to purchase the Interests is not assignable.

          IN WITNESS WHEREOF, the Fund and [o] have caused their duly authorized officers to execute this Purchase Agreement as of the date first above written.



THE TOPIARY FUND FOR BENEFIT PLAN [o]
INVESTORS (BPI) LLC



By:                                       By:
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